Unitrin Announces Agreement to Acquire Direct Response Corporation

Chicago, IL - September 2, 2008 - (BusinessWire) - Unitrin, Inc. (NYSE:UTR) announced today that its subsidiary, Trinity Universal Insurance Company ("Trinity"), has entered into a definitive agreement to acquire Direct Response Corporation and its subsidiaries ("Direct Response"). Trinity will acquire Direct Response in a cash transaction valued at approximately $220 million, subject to certain purchase price adjustments. The parties expect to close the transaction in the fourth quarter of 2008, subject to timely approvals by insurance regulators and the satisfaction of other customary closing conditions.

Direct Response is based in Meriden, Connecticut and specializes in the sale of personal automobile insurance directly to consumers under both the Response Insurance and Teachers Insurance Plan brand names. For the year ended December 31, 2007, Direct Response recorded direct written premiums of approximately $147 million.

Donald G. Southwell, Unitrin's Chief Executive Officer, said: "We are extremely pleased at the prospect of Direct Response joining the Unitrin family of companies. This acquisition underscores our commitment to grow our direct to consumer personal lines distribution channel. Direct Response will continue to market its products under the Response Insurance and Teachers Insurance Plan brand names and will be reported as part of the Unitrin Direct business segment."

Unitrin is a financial services company focused on creating shareholder value by providing a diverse array of insurance and automobile finance products and services for individuals, families and small businesses.

Among the brands in Unitrin's Property and Casualty Insurance businesses are Kemper® and Unitrin Specialty, which sell automobile, homeowners and other personal insurance and commercial automobile insurance through networks of independent agents, and Unitrin Direct, which sells automobile and homeowners insurance directly to consumers or through employer-sponsored voluntary benefit programs. Unitrin's Life and Health Insurance businesses bring a high-level of personalized service to their customers. Unitrin's automobile finance subsidiary, Fireside Bank, specializes in automobile loans for the purchase of pre-owned vehicles. Additional information about Unitrin is available by visiting its website (www.unitrin.com).

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CONTACT:

Unitrin, Inc.

David F. Bengston at (312) 661-4930 or

via e-mail at investor.relations@unitrin.com